As filed with the Securities and Exchange Commission on July 31, 2013.

Registration No. 333-87920

Registration No. 333-126607

Registration No. 333-126608

Registration No. 333-139136

Registration No. 333-166881

Registration No. 333-181776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-87920

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126607

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126608

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139136

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-166881

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-181776

UNDER

THE SECURITIES ACT OF 1933

LIN MEDIA LLC

(Exact Name of Registrant as Specified in Its Governing Document)

Delaware	90-0935925
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

(401) 454-2880

 (Address, Including Zip Code, of Principal Executive Offices)

1998 Stock Option Plan

Amended and Restated 2002 Stock Plan

Third Amended and Restated 2002 Non-Employee Director Stock Plan

(Full Title of the Plans)

Denise M. Parent, Esq.

Senior Vice President Chief Legal Officer

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

(401) 454-2880

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Glenn D. West, Esq.

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

(214) 746-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by LIN TV Corp., a Delaware corporation (“LIN Corp.” or the “Predecessor Registrant”), with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement No. 333-87920, originally covering up to an aggregate of 5,832,759 shares of Predecessor Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), certain of which are issuable under the 1998 Stock Option Plan (the “1998 Plan”) and the 2002 Stock Plan (as subsequently amended and restated, the “2002 Plan”) (together with an indeterminate amount of interests to be offered or sold pursuant to the 1998 Plan and the 2002 Plan);

•                  Registration Statement No. 333-126607, originally covering 3,600,000 additional shares of Predecessor Registrant’s Class A Common Stock issuable under the 2002 Plan;

•                  Registration Statement No. 333-126608, originally covering 400,000 shares of Predecessor Registrant’s Class A Common Stock issuable under the Amended and Restated 2002 Non-Employee Director Stock Plan (as subsequently amended and restated, the “2002 Director Plan” and, together with the 1998 Plan and the 2002 Plan, the “Plans”);

•                  Registration Statement No. 333-139136, originally covering 1,100,000 additional shares of Predecessor Registrant’s Class A Common Stock issuable under the 2002 Director Plan;

•                  Registration Statement No. 333-166881, originally covering 1,500,000 additional shares of Predecessor Registrant’s Class A Common Stock issuable under the 2002 Director Plan and 2,500,000 additional shares of Predecessor Registrant’s Class A Common Stock issuable under the 2002 Plan;

•                  Registration Statement No. 333-181776, originally covering 2,600,000 additional shares of Predecessor Registrant’s Class A Common Stock issuable under the 2002 Plan.

With respect to Registration Nos. 333-87920, 333-126607, 333-126608 and 333-139136, this is Post-Effective Amendment No. 1.  With respect to Registration Nos. 333-166881 and 333-181776, this is Post-Effective Amendment No. 2. Registration fees were paid at the time of filing the original Registration Statements.

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by LIN Media LLC, a Delaware limited liability company (“LIN LLC”), as the successor registrant to LIN Corp. to reflect the merger of LIN Corp. with and into LIN LLC with LIN LLC as the surviving entity (the “Merger”) pursuant to the Agreement and Plan of Merger, dated February 12, 2013, by and between the Predecessor Registrant and LIN LLC (the “Merger Agreement”).  The previously announced Merger became effective at 4:00 p.m., Eastern Time, on July 30, 2013.

Pursuant to the Merger Agreement, all outstanding shares of LIN Corp. common stock were converted on a one-for-one basis into common shares representing limited liability company interests in LIN LLC of a corresponding class having substantially similar rights and privileges as such shares of common stock of LIN Corp.  Immediately following the Merger, each holder of securities in LIN Corp. held the same relative equity ownership position as they held immediately prior to the Merger (other than any de minimis percentage ownership changes incident to validly perfected appraisal rights by LIN Corp. stockholders), except that LIN Corp.’s stockholders now hold common shares representing limited liability company interests in LIN LLC instead of corporate stock in LIN Corp.

In addition, pursuant to the Merger Agreement, LIN LLC assumed all LIN Corp. common stock options and all restricted stock awards covering shares of LIN Corp. common stock that were outstanding under the Plans at the time of the Merger.  The terms and conditions that were in effect immediately prior to the Merger under each outstanding equity award assumed by LIN LLC under the Plans continue in full force and effect after the Merger, except that the shares issuable under each such award are LIN LLC common shares.  The Predecessor Registrant’s Amended and Restated 2010 Employee Stock Purchase Plan (the “2010 Plan”) was terminated immediately prior to the Merger and all remaining unsold shares of Class A Common Stock previously registered under the 2010 Plan were deregistered pursuant to Post-Effective Amendment No. 1 to Registration Statement Nos. 333-166881 and 333-181776.

Following the Merger, LIN LLC is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act.  In accordance with paragraph (d) of Rule 414 under the Securities Act, LIN LLC hereby expressly adopts the Registration Statements as its own registration statements (except as specifically amended by this or any prior amendments) for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Amended and restated versions of each of the 1998 Plan, the 2002 Plan and the 2002 Director Plan are attached hereto as Exhibits 99.2, 99.3 and 99.4, respectively.  As contemplated by the Merger Agreement, each of the Plans has been amended and restated to (i) replace references to the Predecessor Registrant with references to LIN LLC and (ii) replace references to Class A Common Stock with references to LIN LLC common shares.  No other substantive amendments or modifications have been made to the Plans pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)                                 The documents constituting Part I of the Registration Statements have been or will be delivered to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in the Registration Statements pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)                                 Upon written or oral request, LIN LLC will provide, without charge, the documents incorporated by reference in Item 3 of Part II of the Registration Statements.  The documents are incorporated by reference in the Section 10(a) prospectus.  LIN LLC will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above mentioned information should be directed to Investor Relations, LIN Media LLC, One West Exchange Street, Suite 5A, Providence, Rhode Island 02903 at (401) 454-2880.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference.

The following documents, filed with the Commission, are incorporated herein by reference:

(a)               The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012;

(b)               All other reports filed by the Predecessor Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2012; and

(d)               The description of LIN LLC’s class A common shares representing limited liability company interests in LIN LLC contained in LIN LLC’s Current Report on Form 8-K dated July 31, 2013, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by LIN LLC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in the Registration Statements and to be a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                 Indemnification of Directors and Officers.

Indemnification.

The Amended and Restated Limited Liability Company Agreement of LIN LLC (the “LLC Agreement”) provides for indemnification of LIN LLC’s officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), as may be amended or judicially interpreted, as if LIN

LLC were a Delaware corporation governed by the DGCL and such directors and officers were directors or officers of a Delaware corporation.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Exculpation.

The LLC Agreement provides that, to the fullest extent permitted under Section 102(b)(7) of the DGCL for a corporation, as may be amended to further eliminate or limit the personal liability of directors, a director of LIN LLC shall not be liable to the shareholders of LIN LLC for monetary damages for breach of a fiduciary duty in the same manner as if LIN LLC was a Delaware corporation and LIN LLC directors and shareholders were directors and stockholders of a Delaware corporation.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its securityholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Insurance.

Pursuant to the LLC agreement, LIN LLC may maintain insurance to cover any person who is or was one of its directors, officers, employees or agents, or a director, officer, employee or agent of a subsidiary of LIN LLC or is or was serving at the request of LIN LLC or its subsidiaries as a director, officer, employee or agent of another entity against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 7.                                 Exemption from Registration Claimed.

Not applicable.

Item 8.                                 Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.                                 Undertakings.

(a)                                 LIN LLC hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by LIN LLC pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 LIN LLC hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of LIN LLC’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of LIN LLC pursuant to the foregoing provisions, or otherwise, LIN LLC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by LIN LLC of expenses incurred or paid by a director, officer or controlling person of LIN LLC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, LIN LLC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on this July 31, 2013.

LIN MEDIA LLC

By:	/s/ Richard J. Schmaeling
Name: Richard J. Schmaeling
Title: Senior Vice President Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of LIN Media LLC hereby appoints Vincent L. Sadusky, Richard J. Schmaeling and Nicholas N. Mohamed, and each of them, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, with full power to act alone, to sign on his or her behalf and in the capacity set forth below, any and all amendments and post-effective amendments to the Registration Statements on Form S-8 and to file each such amendment and post-effective amendment to the Registration Statements, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Signature Page to Post-Effective Amendments to Form S-8 Registration Statements

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent L. Sadusky	President and Chief Executive Officer and Director	July 31, 2013
Vincent L. Sadusky	(Principal Executive Officer)

/s/ Richard J. Schmaeling	Senior Vice President Chief Financial Officer	July 31, 2013
Richard J. Schmaeling	(Principal Financial Officer)

/s/ Nicholas N. Mohamed	Vice President Controller	July 31, 2013
Nicholas N. Mohamed	(Principal Accounting Officer)

/s/ William S. Banowsky, Jr.	Director	July 31, 2013
William S. Banowsky, Jr.

/s/ Peter S. Brodsky	Director	July 31, 2013
Peter S. Brodsky

/s/ Royal W. Carson, III	Director	July 31, 2013
Royal W. Carson, III

/s/ Dr. William H. Cunningham	Director	July 31, 2013
Dr. William H. Cunningham

/s/ Douglas W. McCormick	Director	July 31, 2013
Douglas W. McCormick

/s/ John R. Muse	Director	July 31, 2013
John R. Muse

/s/ Michael A. Pausic	Director	July 31, 2013
Michael A. Pausic

Signature Page to Post-Effective Amendments to Form S-8 Registration Statements

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description of Exhibit

4.1

Certificate of Formation of LIN Media LLC, dated as of February 11, 2013 (filed as Exhibit 3.1 to the registration statement on Form S-4 filed with the Commission on July 3, 2013 and incorporated by reference herein).

4.2	Amended and Restated Limited Liability Company Agreement of LIN Media LLC (filed as Exhibit 3.1 to LIN LLC’s Current Report on Form 8-K on July 31, 2013 and incorporated by reference herein).

5.1*	Opinion of Weil, Gotshal & Manges LLP.

23.1*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Deloitte & Touche LLP.

23.4*	Consent of KPMG LLP.

24.1*	Powers of Attorney (included on the signature page hereto)

99.1

Agreement and Plan of Merger, dated as of February 12, 2013, by and among LIN TV Corp. and LIN Media LLC (included as Annex A to the proxy statement/prospectus that is part of the registration statement on Form S-4 filed with the Commission on July 3, 2013 and incorporated by reference herein).

99.2*	LIN Media LLC (formerly known as Ranger Equity Holdings Corporation) amended and restated 1998 Stock Option Plan.

99.3*	LIN Media LLC amended and restated 2002 Stock Plan.

99.4*	LIN Media LLC amended and restated 2002 Non-Employee Director Stock Plan.

*	Filed herewith.